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                                                                    EXHIBIT 99.1

REFRACTORY AND INDUSTRIAL SUPPLY GROUP, INC., (RISG) A SUBSIDIARY OF DIVERSIFIED THERMAL SOLUTIONS, ANNOUNCES THE ACQUISITION OF FREEPORT BRICK COMPANY, KITTANNING BRICK COMPANY AND FREE MADIE COMPANY

MEMPHIS, TN - February 10, 2005 -- Diversified Thermal Solutions announced today completion of the acquisition effective January 31, 2005, of two refractory brick manufacturing facilities and a state of the art machine and die operation located in Pennsylvania. The purchase price was undisclosed and secured through traditional bank financing. Each of the three separate facilities are located a short distance from Pittsburgh, in the towns of Freeport and Kittanning.

John Curry of Diversified Thermal Solutions had this to say, "We are excited to complete this strategically important acquisition, which furthers our goal of becoming a service driven provider of quality refractory brick. The refractory manufacturing facilities will provide RISG with a complete line of clay and high alumina brick used in the aluminum, cement and lime, iron and steel and all other pyro-processing industries. Consisting of over 250,000 square feet, the combination of Freeport and Kittanning Brick Companies will give us one of the largest production capacities in North America. We will initially focus on improving plant efficiencies, quality, and brand awareness as we work to secure private labeling opportunities and expand our distribution network."

Free MaDie Company (FMC) is a modern, full service machine and die shop that designs, engineers, manufactures and repairs the dies required for the pressing of refractory shapes. FMC shop capabilities include machining, fabricating, precision grinding, Blanchard grinding, precision engraving, small hole drilling, and heat treating. In addition to producing all mold and die requirements for Freeport and Kittanning Companies, FMC produces and markets a line of ultrasonic testing blocks used to calibrate processes by a number of industries, including electronics and communications. FMC has begun offering subcontract machining services to the growing optoelectronics industry in the immediate area of the facility.

Curry further states, "In our opinion, the combination of Freeport, Kittanning, and Free MaDie Companies along with our previous acquisition of RIS Precast creates a full service capability to compete with all current suppliers of clay and high alumina refractory shapes in the U.S. market."

For more information on the company, visit www.diversifiedthermalsolutions.com www.kittanningbrick.com, www.freeportbrick.com, www.free-madie.com

Safe Harbor Statement

Statements contained in this press release may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management and are subject to risks, uncertainties, and assumptions. Important factors that could cause actual results to differ materially from the

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forward-looking statements made in this press release include those risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

      CONTACT: Diversified Thermal Solutions Inc., Memphis
               B. Grant Hunter, 901-365-6632

      SOURCE: Diversified Thermal Solutions, Inc.